Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

The corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Consolidated Communications Holdings, Inc.

SECOND: Article VIII of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended so that, as amended, said Article VIII shall be and read in its entirety as follows:

“[RESERVED]”

THIRD: Article XII of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended so that, as amended, said Article XII shall be and read in its entirety as follows:

“The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Corporation’s Bylaws or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of not less than 66⅔% of the Corporation’s then outstanding Common Stock shall be required to amend, alter, change or repeal, or to adopt any provisions as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of, Articles VI, VII, IX, X, XI of this Amended and Restated Certificate of Incorporation or this Article XII (as it relates to the foregoing provisions).”

FOURTH: The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted and has been given in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 3rd day of May, 2011.

By:	/s/ Steven J. Shirar
Name:	Steven J. Shirar
Title:	Senior Vice President and Secretary